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                                                                                         Exhibit 11

                                   The May Department Stores Company
                                 Computation of Net Earnings per Share

                                                            13 Weeks Ended        26 Weeks Ended
                                                          July 30,   July 31,   July 30,   July 31,
                                                            1994       1993       1994       1993
(millions, except per share)

Net earnings                                             $     130  $     117  $     242  $     213
ESOP Preferred Dividends, net of tax
  benefit on unallocated shares                                 (5)        (5)       (10)        (9)
Dividend requirements on redeemable
  preferred stock                                                -          -          -          -

Net earnings available for
  common shareowners                                     $     125  $     112  $     232  $     204

Average common shares outstanding                            248.6      248.4      248.5      248.3

Net earnings per share                                   $    0.50  $    0.45  $    0.93  $    0.82

Primary Computation

Net earnings available for
  common shareowners                                     $     125  $     112  $     232  $     204
Net earnings adjustment for
  dividend equivalents                                           1          -          1          -

Adjusted net earnings                                    $     126  $     112  $     233  $     204

Average common shares outstanding                            248.6      248.4      248.5      248.3
Common share equivalents under stock
  option and deferred compensation plans,
  based upon the treasury stock method                         1.3        1.5        1.4        1.5

Average common and common equivalent shares                  249.9      249.9      249.9      249.8

Primary earnings per share                               $    0.50  $    0.45  $    0.93  $    0.82

Fully Diluted Computation

Adjusted net earnings                                    $     126  $     112  $     233  $     204
Impact of assumed conversion of
  ESOP Preference Shares                                         3          3          5          5

Adjusted net earnings                                    $     129  $     115  $     238  $     209

Average common and common equivalent shares                  249.9      249.9      249.9      249.8
Additional common stock equivalents
  attributable to application of the
  treasury stock method                                          -        0.5          -        0.4
Assumed conversion of ESOP
  Preference Shares                                           15.3       15.6       15.3       15.7

Average common and common equivalent shares,
  assuming full dilution                                     265.2      266.0      265.2      265.9

Fully diluted earnings per share                         $    0.49  $    0.44  $    0.90  $    0.79

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